Exhibit 99.3

Westar Energy, Inc.

Updated 2011 Earnings Guidance

Westar Energy 2011 earnings per share range	$1.65 - $1.80

(excludes benefit from settlement of claims relating to a former executive)

Key assumptions for 2011:

•	Weather adjusted total retail sales growth ≈ 1%

•	Total wholesale sales decrease ≈ 10%, most of which is credited to retail revenue

•	Transmission revenue increase of ≈ $17 million effective first quarter

•	O&M expense increase ≈ 3%, excluding ≈ $10 million increase for SPP transmission expense

•	SG&A expense flat to 2010

•	Depreciation and amortization expense increases ≈ $15 million

•	Annual adjustment to Environmental Cost Recovery Rider of ≈ $10 million effective June 1

•	Includes $0.10 per share of actuarially-assumed COLI proceeds

•	Equity AFUDC increase of ≈ $2 million

•	Interest expense increase of ≈ $5 million reflecting both assumed rate and balance changes

•	Effective tax rate of approximately 29-31%

•	Funding 2011 construction program:

•	issuance of 12.7 million shares already priced in 2010 under forward sale agreements

•	borrowing from revolving credit facilities and/or issuance of debt

•	Excludes $22 million benefit from the reversal of accrued liabilities related to the settlement of claims involving a former executive

The effects of the key assumptions are not necessarily independent of one another, and the combination of effects can cause individual impacts smaller or larger than the ranges indicated.

Forward-looking statements: Certain matters discussed in this document are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as (1) those discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2010 (a) under the heading, “Forward-Looking Statements,” (b) in ITEM 1. Business, (c) in ITEM 1A. Risk Factors, (d) in ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and (e) in ITEM 8. Financial Statements and Supplementary Data: Notes 13 and 15; and (2) those discussed in the company’s Quarterly Report on Form 10-Q filed Aug. 4, 2011 (a) in ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (b) in Part 1, Financial Information, ITEM 1. Financial Statements: Notes 8 and 9; and (3) other factors discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.

Aug. 4, 2011